PRESS RELEASE
                                  -------------

February 3, 2005                        Samuel J. Malizia, Chairman of the Board
                                        Nittany Financial Corp.
                                        (814) 272-3502

Nittany Financial Corp.                 David Richards, President and CEO
State College, Pennsylvania             Nittany Financial Corp.
                                        (814) 234-7320

               NITTANY FINANCIAL CORP. ANNOUNCES OVERSUBSCRIPTION
                   OF STOCK OFFERING TO EXISTING STOCKHOLDERS
                             AND OFFERING TO PUBLIC

     February 3, 2005, STATE COLLEGE, PENNSYLVANIA -- NITTANY FINANCIAL CORP. (OTC: NTNY), the holding company of Nittany Bank, State College, Pennsylvania, announced that as of January 31, 2005, it had received orders for approximately 144,000 shares of common stock from its existing shareholders, at a price of $26.00 per share. The Company previously announced on January 3, 2005, that it was offering up to 115,000 shares of additional Common Stock to stockholders of record as of November 26, 2004 through January 31, 2005.

     Due to the demand from existing stockholders, customers and the community, the Company will increase the amount of the stock offering and continue to offer up to a total of 180,000 shares to the public, with preference to customers and the community at the same price of $26.00 per share. The Company reserves the right to accept or refuse any orders in part or in whole and may close the offering at any time.

     Nittany Bank commenced operations in October 1998 with two offices. The Bank currently operates from four offices and five ATMs located downtown State College and on the North, South and East sides of State College. A fifth office is expected to open in approximately late February 2005 in the nearby historic town of Bellefonte. Nittany Financial Corp. owns all of the outstanding stock of Nittany Bank, Vantage Investment Advisors, LLC and Nittany Asset Management, Inc. At September 30, 2004, the Company had total assets, deposits, loans (net of allowance for loan losses) and stockholders' equity of $295 million, $247 million, $226 million and $16.8 million, respectively. A copy of the stock offering prospectus may be obtained by contacting LWilliams@NittanyBank.com.

     THE ABOVE INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES. THE OFFER WILL BE MADE SOLELY BY THE PROSPECTUS AND IS NOT BEING MADE TO PERSONS IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION WOULD BE UNLAWFUL.

     The foregoing material contains forward-looking statements concerning the business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.